Exhibit 99.1

Contacts:	Julie Wood	Greg Schafer
	Vice President, Investor Relations	Vice President and Chief Financial Officer
	510-597-6505	510-597-6684
FOR IMMEDIATE RELEASE
ONYX SECURES EQUITY FINANCING COMMITMENT
EMERYVILLE, CALIF– September 29, 2006 – Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that it has secured a commitment for up to $150 million in a common stock equity financing facility with Azimuth Opportunity Ltd. During the two-year term of the commitment, Onyx may sell at its discretion registered shares of its common stock to Azimuth Opportunity at a discount to the market price. Onyx will determine, at its sole discretion, the timing and amount of any sales of its stock, subject to certain conditions. Acqua Capital Management is an advisor to Azimuth Opportunity.
Onyx intends to use the proceeds from the offering to fund the commercialization and further development of Nexavar® (sorafenib) tablets, general corporate purposes, including working capital, and, while there are no current plans or commitments, potential acquisition of additional product candidates.
The shares are being offered pursuant to an effective registration statement filed with the Securities and Exchange Commission on May 30, 2006. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company developing innovative therapies that
2100 Powell Street • Emeryville, CA 94608
Tel (510) 597-6500 • Fax (510) 597-6600

Onyx secures equity financing commitment
September 29, 2006

target the molecular mechanisms that cause cancer. The company is developing Nexavar®, a small molecule drug, with Bayer Pharmaceuticals Corporation. Nexavar has been approved for the treatment of advanced kidney cancer. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer Pharmaceuticals Corporation.
Forward Looking Statements
This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding any future sale of shares of Onyx’s common stock to Azimuth Opportunity. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission under the heading “Risk Factors” for a more detailed description of such factors, as well as the Company’s subsequent quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
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